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                                                                   EXHIBIT 11.1

                             INSIGNIA SOLUTIONS PLC
          STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER SHARE
                 (IN THOUSANDS EXCEPT PER SHARE DATA, UNAUDITED)

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
                                                                    Three months ended
                                                                        March 31,
                                                                  2000              1999
                                                              -------------     -------------
Net loss                                                        $ (3,158)        $ (3,116)
                                                              =============     =============

CALCULATION OF BASIC LOSS PER SHARE:
Weighted average number of ordinary shares
  outstanding used in computation                                 14,089           12,690
                                                              =============     =============

Basic loss per share                                            $  (0.22)         $ (0.25)
                                                              =============     =============

CALCULATION OF DILUTED LOSS PER SHARE:
Weighted average number of ordinary shares
  outstanding used in computation                                 14,089           12,690
Net effect of dilutive stock options outstanding                       -                -
                                                              -------------     -------------
                                                                  14,089           12,690
                                                              =============     =============
Diluted loss per share                                          $  (0.22)         $ (0.25)
                                                              =============     =============
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